Exhibit 99.1

CORPORATE PARTICIPANTS

Julie Ann Kotowski Patrick Industries - Director Financial Reporting, Investor Relations

Todd Cleveland Patrick Industries - President, CEO

Andy Nemeth Patrick Industries - CFO

CONFERENCE CALL PARTICIPANTS

Dan Moore CJS Securities - Analyst

Scott Stember C.L. King - Analyst

Peter Van-Roden Spitfire Capital - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Patrick Industries Inc. Second Quarter 2015 Earnings Conference Call. My name is Loraine and I will be your operator for today's call.

(Operator Instructions). Please note that this conference call is being recorded. I will now turn the call over Julie Ann Kotowski from Investor Relations.

Ms. Kotowski, you may begin.

Julie Ann Kotowski - Patrick Industries - Director Financial Reporting, Investor Relations

Good morning everyone, and welcome to Patrick Industries' Second Quarter 2015 Conference Call. I am joined on the call today by Todd Cleveland, President and CEO, and Andy Nemeth, CFO.

On the call this morning, we are going to discuss our second quarter and six months 2015 results and provide an update on our business outlook in the markets that we serve. However, before we do so, it is my responsibility to inform you that certain statements made in today's conference call regarding Patrick Industries and its operations may be considered forward-looking statements under the securities laws.

As a result, I must caution you that there are number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are identified in our press releases, our Form 10-K for the year ended 2014, and in our other filings with the Securities and Exchange Commission.

Also please note that certain financial measures we may use on this call, such as adjusted net income and the related diluted earnings per share amounts, are non-GAAP measures. We undertake no obligation to update these statements after this call.

I would now like to turn the call over to Todd Cleveland.

Todd Cleveland - Patrick Industries - President, CEO

Thank you, Julie Ann, and thank you all for joining us on the call today. This morning, I will be discussing the Company's second quarter and six month results for the period ending June 28, 2015, and then provide an update on the major markets we serve.

Andy will then provide specific details on our financial performance and I will conclude by providing an update on our business outlook. The company's performance in the second quarter and first half of 2015 continued to be aligned with our expectations and reflected increased revenue, improved profitability and strong cash flows. On the top line, our revenues increased 24% the second quarter and 28% in the first six months over the prior year periods.

On the bottom-line our net income per diluted share for both the second quarter and first half of 2015 grew 37% over the prior year. The overall revenue growth we experienced in the second quarter was attributable to the solid start to 2015 in all three of the primary end markets we serve as well as continued execution of our strategic plan related to the impact and successful integration of the acquisitions we completed over the past 18 months.

On the RV side of the business, we continued to increase our overall content per unit, product offering and market share. We believe we're well-positioned with both our current stable of products and our ability to deliver new and innovative products at various price points to match up with our customers demand levels and buying patterns.

Additionally, we believe overall OEM and dealer sentiment in the RV industry remains positive, consistent with the strong retail selling season. We remain bullish on the industry as a whole as we head into the model change for the 2016 year.

The current mix-shift in the industry to a larger concentration of entry level, less expensive units while nominally impacting our content per unit growth, is a positive indicator to longer-term industry growth as younger consumers are entering and broadening the market.

As it relates to the correlation between retail inventories and overall production levels, industry reports and dealer surveys continue to indicate RV dealer inventory levels are in line with retail demand, with strong retail traffic on the dealers' lots through the first half of the year.

We continue to believe the future looks promising for the RV industry based on a number of factors, including positive industry demographic trends with younger buyers and an increasing of baby-boomers reaching retirement age, readily available financing, new innovative products coming to the market and improving strength in the overall economic environment, not to mention the value of the RV life-style related to spending quality time with families.

Turning to the manufactured housing or MH side of our business, we estimate wholesale unit shipments for the second quarter 2015 up approximately 4% for the comparable 2014 period and increased approximately 8% for the six months.

We've gain share in our distribution segment and expect to continue to see improvement in 2015 when compared to 2014 full year results. On the industrial side of our business, residential housing starts were up approximately 16% from the 2014 second quarter and also up from the 4% experienced in the first quarter of 2015.

Our industrial sales rose 20% including the retail and commercial fixture sales which were up 41% quarter-over-quarter as a result of continued market penetration due to us expanding our presence in new territories and capitalizing on existing capabilities and core competencies.

The company's industrial revenues have increased significantly over the last several years, reflecting both acquisition and organic growth. Approximately 50% of our industrial revenue base was directly tied to the residential housing market for the first six months of 2015, with the remaining 50% tied to the commercial side of our business, mainly in the retail fixture, office and institutional furnishing markets.

While our sales mix for the residential side of the business shifted slightly in proportion to commercial side, all of our industrial market segments experienced growth in the second quarter and the first half of 2015 with especially strong sales in the office furniture segment and a rebound in the retail fixture business.

On a macroeconomic level, as consumer confidence has generally trended higher over the last five years, there has been a related consistent trend year-over-year increase in RV shipments for the same time period. The strong demographic indicators I previously mentioned point to a positive long-term outlook with limited downside risk when compared to past cycles in this space notwithstanding major global events.

We continue to believe there is significant potential for the MH market in the long-term based on the current shipment level trends and pent up demand being created by the buildup of multi-family housing and apartment capacity.

However, the MH industry has some hurdles in front of it related to financing, credit standards and slow job growth. We expect to see continued year-over-year improvement with limited risk in the near-term and believe that there is a potential for this market to grow at a much higher rate in the future, especially given historical trends when compared to residential housing starts.

Also, while we do not currently anticipate significant growth in this market in the second half of 2015, we do believe we are well positioned to capitalize on the upside potential of the MH market, and are optimistic about the future of this industry, especially given the combination of our nationwide geographic footprint, available capacity in our current MH concentrated locations, and our current content in excess of $1,750 per unit.

With pent-up demand growing for single family housing and expected slowly improving overall economic conditions, as well as continuing low interest rates, we anticipate there will continue to be positive momentum driving the housing industry growth for the remainder of 2015 and 2016. And for the full year 2015 and 2016, the NAHB is predicting housing starts to increase in neighborhood of 7% and 20%, respectively, versus the prior year periods.

On the acquisition front, the pipeline is full and we continue to explore both smaller and larger acquisition candidates in both the RV and industrial space. As we previously announced, we completed the second acquisition of 2015 by acquiring Structural Composites of Indiana or SCI, an $18 million fiberglass manufacturer of custom-molded, high quality large front and rear caps and roofs for OEMs in the RV marine, transit and other industrial markets. Both SCI and our Better Way business acquired in February are performing at or better than expected and we're excited about the tremendous expertise in the fiberglass arena that they bring to the Patrick model.

From 2012 to 2014, we've acquired companies with annualized revenues at acquisition of approximately $248 million or approximately an average in excess of $80 million per year. Our most recent acquisitions of Better Way and SCI, thus far in the first half of 2015 have paved the way for an additional $70 million projected annualized revenues.

Our focus on the successful integration of each of these acquisitions that we've completed over the past several years in accordance with our plans and expectations has resulted in synergy realization, organic market share growth, accretion to earnings and the addition of high quality team members to the Patrick organization.

We expect the realization of these and other tangible benefits to benefit the organization on a go-forward basis. Consistent with our balanced strategic plan and capital allocation strategy, we maintain a disciplined approach and we are comfortable evaluating and exploring smaller and larger acquisition candidates that have the potential to bring long-term strategic value to our organization as well potentially widen our reach into adjacent and other untapped markets.

Our primary focus in the acquisition arena is still in the RV and industrial markets based on our current valuations and our ability to quickly capitalize on our core competencies. The pipeline continues to have a broad scale of candidates with annualized revenues ranging from $15 million up to $200 million in size.

Now I'll turn the call over to Andy, who will provide additional comments on our financial results.

Andy?

Andy Nemeth - Patrick Industries - CFO

Thanks Todd, and welcome everyone. I would like to review some highlights of our financial results for the second quarter and first half of 2015.

Our net sales for the second quarter of 2015 increased approximately $46 million or 24% over the prior year period to $234 million, reflecting a combination of industry and acquisition growth including market share growth.

Our RV revenue base, which accounts for approximately 75% of our second quarter sales, was up approximately 26% in the second quarter of 2015 over the second quarter of 2014, reflecting a 3% increase in wholesale unit shipments during the quarter, coupled with continued acquisition and overall content growth.

Our RV unit content on a TTM basis grew 21% from $1,410 per unit in 2014 to $1,707 per unit in 2015. Our MH revenue base which accounts for approximately 14% of second quarter sales, increased 18% for the quarter, on estimated unit shipment improvements of approximately 4%. Our content per unit continues to strengthen, and show positive trending. Our MH unit content on a TTM basis increased 13%, from $1,592 per unit in 2014 to an estimated $1,797 in 2015, reflecting additional market share gains and penetration with our existing customer base. We continue to be well-positioned for improvement in this market sector as the MH industry continues to recover.

Our industrial revenue base which accounts for the remaining 11% of second quarter sales, was up approximately 20% in the second quarter of 2015 over the second quarter of 2014, as our industrial sales team continues to increase its presence and share and capitalize on our core competencies in this area. We are excited about the opportunities that currently exist in the industrial space as we continue to benefit from the positive momentum in residential housing and from a slight shift in our sales mix toward the commercial side of the business, particularly in the retail fixture and office furniture segments.

For the first six months of 2015, our revenues finished at $457 million and were up $99 million or 28% from the previous year, primarily as a result of the factors previously mentioned. In the second quarter of 2015, our gross margin grew 40 basis points to 17.3% from 16.9% achieved in the second quarter of 2014, primarily reflecting the positive contribution of increased revenues and the acquisitions I previously mentioned.

On a year-to-date basis, our gross margin improved 10 basis points to 16.6% from 16.5%. Operating expenses which were 8.6% of net sales in the second quarter of 2015 decreased slightly from 8.7% in the prior period.

Our overall warehouse and delivery expenses were down by 60 basis points due to reduced fuel costs and more efficient utilization in terms of our truck load capacities as well as the impact of the increased direct ship business in our distribution segment.

Partially offsetting the operating expense improvement in delivery expenses as a percentage of sales was increased intangible asset amortization related to our acquisition activity over the past year, which contributed approximately 40 basis points quarter-over-quarter.

We continue to drive focus on maximizing our administrative resources and keeping our SG&A expense aligned with our revenues. Operating income increased $4.9 million or 31% in the second quarter of 2015 compared to the prior year. And operating margins increased approximately 50 basis points from 8.2% in the second quarter of 2014 to 8.7% in the second quarter of 2015, primarily due to the factors previously described.

The acquisitions we have completed in 2014 and 2015 thus far have enabled us to continue to drive content improvement and improved overall consolidated operating margins, and we expect these acquisitions in the aggregate to continue to be accretive to net income per share for full year 2015.

Additionally, we expect to continue to achieve additional efficiencies and margin improvement opportunities in accordance with our acquisition, integration and synergy realization plans. Our net income per diluted share in the second quarter of 2015 was up 37% to $0.78 compared to $0.57 in the prior year. For the first six months 2015, net income per diluted share was also up 37% to a $1.37 versus $1.00 in 2014.

I'm now going to briefly discuss our balance sheet and cash flows. Our total assets increased approximately $75 million from December 31, 2014, primarily reflecting overall growth in our business year-over-year, the full impact of acquisitions completed in 2014 and 2015, and the related working capital ramp up and traditional seasonal trending in our legacy businesses.

Additionally, as we continue to execute on our capital allocation strategy to meet our current and projected operating needs as well as to improve operating efficiencies and eliminate bottlenecks, our total capital expenditures thus far in 2015 included the strategic addition, replacement and upgrading of production equipment and maintenance expenditures at certain of our facilities and certain ERP related costs.

We will continue to invest in our infrastructure and flex our capital spending were necessary to align with our demand levels. And for the full year 2015, estimate our total capital expenditures to be approximately $8 million.

Also in accordance with our capital allocation strategy, we continue to produce strong operating cash flows and demonstrate the ability to quickly de-lever post-closing on an acquisition as evidenced by a net debt increase of approximately $49 million since yearend 2014, on cash outflows, excluding working capital increases of more than $69 million related to the funding of the Better Way and SCI acquisitions of approximately $60 million, stock repurchases of approximately $6 million, and capital expenditures in the first six months of approximately $3 million.

Operating cash flows were approximately $27 million through the first six months of 2015. Our leverage position relative to EBITDA remains well within our comfort level at the end of Q2 2015, and we expect to continue to maintain an appropriate leverage position consistent with our capital allocation strategy.

We expect to and continue to utilize our leverage for strategic acquisitions followed shortly thereafter by an accelerated deleverage cycle based on strong operating cash flows. We are confident in our ability to size the business model according to the revenue stream based on a high variable cost mix.

As we previously announced, in order to provide long-term liquidity for the Company, in late April, we amended our existing credit agreement to expand our existing credit facility to $250 million and extend its maturity to 2020.

This expansion was necessary to provide a strong financing platform with dry powder to support our long-term strategic initiatives, organic and acquisition related growth needs, and our working capital requirements

In addition the unused availability under our credit facility, including cash on hand as of the end of June 2015 was approximately $105 million, which is based on the increased capacity afforded by our expanding credit facility.

In terms of our stock repurchase program in the first half of 2015, we repurchased 195,750 shares of our common stock at a total cost of approximately $6 million. We did not make any stock repurchases in the second quarter of 2015.

Since the stock repurchase program began in February 2013 through June 28, 2015 we have repurchased in the aggregate over 1.3 million shares at an average price of $19.38 per share and a total cost of approximately $26 million.

We may continue to repurchase shares from time to time in the open market based on volatility in our share price, market conditions, and on pre-established guidelines as determined by management and our Board of Directors.

That completes my remarks.

Todd?

Todd Cleveland - Patrick Industries - President, CEO

Thanks, Andy.

Overall as I previously noted, we're pleased with the operating results in the first half of 2015 and are optimistic about the future of all three of the market sectors, both short and long term.

As the RV lifestyle continues to attract new buyers in the market, particularly in North America, our team continues to be focused on meeting the needs of our customers and is well positioned to meet any challenges head on with the goal of always striving to provide the highest level of customer service and high-quality innovative products.

In terms of our business outlook for the second half of 2015, as we head into the third quarter and the RV dealer show season, we expect to see similar seasonal patterns experienced in prior years including sequential softening in Q3 as dealers anxiously await the new products for 2016.

Our execution goals for 2015 and beyond continue to be focused around driving our organizational strategic agenda and utilizing our capital allocation strategy to increase the top-line through acquisitions and organically, and generating improved operating income, net income, earnings per share and free cash flow.

In addition, I believe the ongoing support we've received from our Board of Directors, our five banking partners, our 3,400 plus team members and our customers who we're privileged to serve has afforded us the opportunity to be a successful organization in the marketplace today.

I'm confident in the ability of our management team and all our team members to continue to execute on our strategic plan and take the Company forward, and to continue to provide shareholder value.

This is the end of our prepared remarks. Thank you for your time today. We're now ready to take questions.

 QUESTION AND ANSWER

Operator

(Operators Instructions).

And our first question comes from Dan Moore from CJS Securities. Please go ahead.

Dan Moore - CJS Securities - Analyst

Good morning. Thanks for taking the question.

Todd Cleveland - Patrick Industries - President, CEO

Good morning.

Dan Moore - CJS Securities - Analyst

Just to look at the kind of macro-environment, Todd and Andy, wholesale shipments slowed a little bit, RV wholesale shipments slowed a bit in May and June. What is your sense for July and is your expectation and inventory rebalancing at the dealer level, do you expect that to continue or do you think we're through a lot of that at this point.

I know it's a little bit of a crystal ball but what's your general sense?

Todd Cleveland - Patrick Industries - President, CEO

Sure. This is Todd. I think we're going to continue to see, that balancing that we saw in the latter half of the second quarter into July and August has -- you know the dealers themselves are really looking forward to the opportunities to get a look at the new products at the September show.

And a lot of the feedback we're getting is a lot of the new models that the OEMs are coming out with have some real interesting features to them. And like I said, bottom line is I think everybody is excited about that.

And on the dealers, as a whole, are basically, looking for that product and waiting for that product. And so, we'll probably continue to see that into the July, August timeframe.

Dan Moore - CJS Securities - Analyst

Very helpful. And on the retail side of the equation it's held up very well year to date, up double digits through, you know, April.

I don't think we have figures yet, but what's your sense for May, June, and perhaps July just anecdotally?

Todd Cleveland - Patrick Industries - President, CEO

Yes, based on -- again, this is Todd. But based on the feedback that we're getting both from the OEMs and actually talking to some dealers is that the retail traffic continues to be strong. So nothing out there that's kind of - has any of them concerned.

So my immediate thoughts are that I think we're going to continue to see strong retail demand pushed through the second quarter, and really into the, you know, into the early third quarter.

Dan Moore - CJS Securities - Analyst

Very helpful. And just changing gears. You know, the operating leverage in margin improvement were very impressive, 8.7% operating margin in Q2.

It's obviously seasonally strong. But maybe, Andy, you should talk about where you think margins can go over the next, you know, multiple years as you continue to lay around more revenue onto, some of the fixed cost basis?

Andy Nemeth - Patrick Industries - CFO

Sure. This is Andy.

Our expectation is that we will continue to incrementally grow both gross margins and operating margins on an annual basis. We don't really give specific guidance that relates to out years.

But I would tell you that internally our goal is to grow overall operating margins between 10 to 30 basis points on an annual basis. And so, that's kind of what we target just generically.

Dan Moore - CJS Securities - Analyst

Very good, and then one more and I will jump back in queue.

A little bit more philosophical, but, Todd, you know, maybe 10 years and going back a decade Patrick was more of an MH company. Obviously RV has driven the train over the last five, six, seven, eight years.

If you look out again another five years, would you expect some of the - to see stronger growth both organically and inorganically in other areas and a more balanced portfolio, or do you think RV will continue to be, you know, three quarters of the business plus or minus?

Todd Cleveland - Patrick Industries - President, CEO

No, I think over the course of time, obviously we've talked in the past about -- and even in -- and even today a little bit. In the confidence we have in the MH industry and where we think it can go, coupled with the fact of, you know, our industrial sales, which we continue to gain market share and gain product breadth in different territories.

So, I would say we're going to see stronger sales coming from the MH and residential housing side of things, along with the commercial store fixture guys who continue to support us on the industrial products that we serve.

Dan Moore - CJS Securities - Analyst

Very helpful, I'll jump back in queue. Thank you.

Operator

(Operator Instructions).

And our next question comes from Scott Stember from C.L. King. Please go ahead.

Scott Stember - C.L. King - Analyst

Good morning, guys.

Todd Cleveland - Patrick Industries - President, CEO

Good morning.

Scott Stember - C.L. King - Analyst

Maybe if you could talk about manufactured housing again.

You know, the last few quarters you have significantly outpaced what the industry has done. It seems like we have a nice little trend here. And I know that there's been some content gains, but could you maybe just talk about what's behind those content gains, are these new products or these new segments within MH, you know, different type of house, or something that's requiring a higher content.

Just maybe just talk about that a little bit and the sustainability of this growth?

Todd Cleveland - Patrick Industries - President, CEO

Sure. This is Todd. Yes. I mean, I would say that what you've seen in our core stable of products, we continue to come up with, you know, what I'm going to call variations of our existing products on the manufacturing side.

But we continue to gain market share. Our sales team has done an excellent job of continuing to build relationship with the OEMs. And as a result we've been able to infuse our existing products into those OEMs.

So, I would think that we will continue to, you know, it would be our philosophy and our drive to continue to execute on that continued growth on the MH side.

Scott Stember - C.L. King - Analyst

Okay. And, Andy, you spoke about, you know, you have a typical capital allocation cycle of, you know, aggressive acquisition activity. And then de-leveraging.

Can you ever just talk about what the acquisition pipeline looks like right now compared to past periods, and then maybe just talk about where you think you are in that cycle going forward.

Andy Nemeth - Patrick Industries - CFO

Certainly. We've been able to continue to execute on that strategy to be able to utilize our leverage, to be able to be acquisitive in the market and then de-lever very quickly which continues to be reflective in our numbers.

I'd tell you today that the pipeline continues to be fairly robust and full. We see a lot of opportunities out there today to continue on that strategy. And our leverage profile is in a position - once again where we're ready to execute if we deem that the diligence suggests that we should do so.

So, I would tell you that the pipeline is full. We're excited about the opportunities that are out there. And we're in a good position to be able to continue to execute on that strategy.

Scott Stember - C.L. King - Analyst

And just to follow up on that, can you maybe just talk about the average profile of some of these companies that you're looking at?

Andy Nemeth - Patrick Industries - CFO

Yes. So, the pipeline continues to have size and scale. I would tell you that on average $20 million to $25 million in revenue is kind of the average size and scale, although there are some larger scale opportunities out there today in not only the RV space but in different markets, that they're certainly attractive as well.

So, our profile has expanded over the course of the last several years. You know, I would tell you that our sweet spot today is a $30 million to $40 million acquisition with $60 million to $70 million in revenue.

However, that certainly doesn't preclude us from looking at larger acquisitions. And again, I think that today, we've got several in the pipeline that we continue to explore. So, our window is wide open as it relates to opportunities. And especially if we look at them and we determine that there is a lot of strategic value to them.

You know, we see opportunities to continue to execute both on the smaller scale and the larger side of the scale.

Scott Stember - C.L. King - Analyst

Got it. That's all I have right now. I'll jump back into the queue if I have anything. Thanks.

Operator

Thank you. And our next question comes from Dan Moore from CJS Securities. Please go ahead.

Dan Moore - CJS Securities - Analyst

Thank you, again.

Andy, I apologize. I missed the revenue content for RV and growth on a year over year basis, can you repeat that?

Andy Nemeth - Patrick Industries - CFO

Sure. Our RV content is at $1,707 per unit. We're up 21%.

Dan Moore - CJS Securities - Analyst

Got it. And what was your general sense, I know there's a lot of moving parts but general sense for organic growth overall in the quarter?

Andy Nemeth - Patrick Industries - CFO

Yes. I think organically, just all in I think we're about flat for this particular quarter. We are seeing a little bit of a shift today to lower end units, however we're extremely excited about that, to be honest with you.

In the long term I think that that points to an expanded RV channel of buyers that points to better demographics for the future.

So we're seeing a little bit of impact as it relates to that. We've seen some commodity prices decline at small levels across various product commodity lines. However, we've been able to continue to manage our commodity pricing and commodity product lines.

So at the end of the day, I think on a quarterly basis we're seeing a little bit of fluctuation but overall we are gaining market share and doing well as it relates to our strategy to continue to grow content, so we feel good about where things are at, even though we've got just a little bit of fluctuation going on quarter to quarter.

Dan Moore - CJS Securities - Analyst

Absolutely and then -- so it sounds like that impact is a mix shift to lower price points, it could be as much as a few hundred basis points in terms of organic growth?

Andy Nemeth - Patrick Industries - CFO

Correct. And again, I think that the differentiator is between, you know, what we would consider to be true market share growth and just organic dollars. And so, from an organic dollar perspective that's where you are seeing a little bit of that, but overall like I said from a market share perspective we are continuing to take market share.

Dan Moore - CJS Securities - Analyst

Absolutely. And lastly you mentioned that acquisition pipeline is robust. You've been -- you bought back shares in the past. Given leverage where we are today in the balance sheet, are you considering more balanced approach with the stock going back a year, you know -- the short answer for the question is, you know, do you consider buybacks at these levels in addition to acquisitions?

Andy Nemeth - Patrick Industries - CFO

We do and I've said on some other calls, you know, neither one of the initiatives that we got under our capital allocation strategy is mutually exclusive of each other, so we're going to continue to use that balanced approach with stock repurchases, acquisitions, CAPEX.

You know, we're going to look at where the opportunities exist and we have the ability and capacity to execute on all three of those at the same time.

Dan Moore - CJS Securities - Analyst

All right. Thank you again for the color.

Andy Nemeth - Patrick Industries - CFO

Thank you.

Operator

Thank you. And our next question comes from Peter Van-Roden, please go ahead.

Peter Van-Roden - Spitfire Capital - Analyst

Hey, guys.

Todd Cleveland - Patrick Industries - President, CEO

Good morning.

Andy Nemeth - Patrick Industries - CFO

Good morning.

Peter Van-Roden - Spitfire Capital - Analyst

Just going back to the previous question on organic growth, can you walk us through organic growth for the industrial market and manufacturing housing market as well?

Andy Nemeth - Patrick Industries - CFO

We are continuing to take market share in both of those markets. We don't break down our organic growth individually between markets. But I will tell you that, again, we are continuing to take market share in all three sectors.

Peter Van-Roden - Spitfire Capital - Analyst

Okay, got it. And then as you guys kind of see the new models come out in the back half of this year, would you expect that headwind in terms of content or lower price units to start to go away?

Andy Nemeth - Patrick Industries - CFO

I don't know that we'll see necessarily a change. And I guess I would also tell you that we don't necessarily consider that a headwind. I think you've got just a little bit of mix.

But as I -- as we've kind of talked about it earlier I think from our perspective it points to long-term growth or better long-term growth opportunities with younger buyers in the market. And so, again, we are seeing a little bit of that shift.

I think we're probably continue to see that through the remainder of the next quarter or so. And even possibly beyond that, but again, from our perspective, overall as we look at, you know, long-term for the cycle we believe that this is a positive.

Peter Van-Roden - Spitfire Capital - Analyst

Got it. Thanks, guys.

Todd Cleveland - Patrick Industries - President, CEO

Thank you.

Andy Nemeth - Patrick Industries - CFO

Thank you.

Operator

(Operator Instructions).

And our next question comes from Scott Stember from C.L. King, please go ahead.

Scott Stember - C.L. King - Analyst

Yes, just following up on the content in the mix shift. Just longer term, if you look at some of the acquisitions that you've made, you know, obviously it looks like there could be some higher content compared to some of your older legacy products that you have.

Over time as these wind up becoming organic in nature, would you expect there's a possibility to see that content or that organic content actually start to flatten out and actually increase at some point?

Andy Nemeth - Patrick Industries - CFO

We would expect it to continue to increase. And so, what we'd tell you is that from an acquisition perspective the acquisitions that we've brought on bring a tremendous amount of value added product lines to the market.

And so, we are continuing to take share, both organically and legacy, as well with our acquisitions as we continue to go forward. So, I don't necessarily see a slowing of that trend from that perspective. I think if anything there's more opportunity based on the new and innovative products that we've been able to bring on.

Scott Stember - C.L. King - Analyst

Got it. That's all I have. Thank you.

Operator

Thank you. We have no further questions at this time. I would now like to turn the presentation back over to Julie Ann Kotowski.

Julie Ann Kotowski - Patrick Industries - Director Financial Reporting, Investor Relations

Thanks, Lorraine.

We appreciate everyone for being on the call today and we look forward to talking to you again in our third quarter 2015 conference call.

A replay of today's call will be archived on Patrick's website under Investor Relations. I will now turn the call back over to our operator.

Operator

Thank you. And thank you, ladies and gentlemen. This concludes today's conference. Thank you for participating. You may now disconnect.

Editor

Company Disclaimer

This transcript contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of acquisitions and other growth initiatives, interest rates, oil and gasoline prices, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

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